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                                                                      EXHIBIT 11


                     NORTHWESTERN STEEL AND WIRE COMPANY

                       Computation of Income Per Share




                                                             Three Months Ended
                                                                 October 31,
                                                             -------------------
                                                             1997           1996
                                                             ----           ----
Net income (loss)                                            $ 7,770,000    $(2,005,000)
                                                             ===========    ===========
Weighted average shares outstanding                           24,483,280    $24,864,265

Net additional shares outstanding assuming
 dilutive stock options exercised and proceeds used
 to purchase treasury stock at average market price                    -        206,372
                                                             -----------    -----------
Shares outstanding for net (loss)
 income per share calculation                                 24,483,280     25,070,637
                                                             ===========    ===========

Net (loss) income per share                                  $      0.32    $     (0.08)
                                                             ===========    ===========

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